Exhibit 99.1

Zorronet Delivers 98% Success in Israel Railways Pilot, Awarded Framework Supply Agreement for AI-Powered Detection Systems

AI-driven command and control platform applied in real-world railway operations, supporting broader infrastructure and security use cases

Netanya, Israel, April 16, 2026 - BiomX Inc. (NYSE American: PHGE) (“BiomX” or the “Company”) today highlighted the successful deployment of its Zorronet subsidiary in collaboration with Israel Railways, focused on protecting wildlife and safeguarding national infrastructure.

Over the past year, a large-scale pilot project, with an investment by Israel Railways of approximately NIS 800,000, was completed and declared a success. The project achieved a success rate of 98% at keeping large animals - including wild boar, foxes, and gazelles - off of railway tracks in the sections it was deployed in. These animals would otherwise have wandered onto the tracks, thereby preserving ecological corridors and reducing damage to infrastructure.

Under the Agreement, Zorronet will provide and install AI and business intelligence-enabled alert stations capable of detecting and deterring animals within a 120-meter range, including ongoing maintenance, and 24/7 service center operations. The initial phase covers 15 stations, with additional new stations expected to be ordered. The Agreement has an initial term of 12 months.

The system, which combines camera-based analytics and AI, is designed to detect the approach of humans and animals near railway tracks, assess the level of risk, and trigger alerts and automated responses to prevent intrusions. The platform was adapted to Israel Railways’ operational requirements in collaboration with its innovation division. This type of capability - combining real-time detection, decision-making, and response - is also applied in Zorronet’s security and defense-related use cases, where the ability to understand and react quickly to changing conditions is critical.

An agreement was signed following the pilot, confirming its success and Israel Railways’ intention to expand the use of the technology to additional areas.

In the next phase, the focus will be on activating the units that have already been deployed and bringing them into full operation, with the goal of providing broader coverage to protect railway tracks in open areas. Israel Railways operates approximately 1,700 kilometers of track, highlighting the potential scope for broader deployment of the system over time. Additionally, Zorronet continues to support additional security applications, including work with the Israel Defense Forces (IDF), and other leading Israeli defense and industrial partners. The solution and pilot were also referenced in Israel Railways’ 2024 annual report, reflecting the project’s operational relevance and validation at the customer level.

This project marks an important step in using advanced technology to protect both people and wildlife, while also helping safeguard critical infrastructure.

“When we set out on this pilot, we expected a gradual, complex, and challenging process,” said Idan Wasserman, CEO of Zorronet. “But very quickly we realized that Israel Railways, when it comes to innovation, is a locomotive that doesn’t stop. It’s an organization that demands excellence, precision, and uncompromising performance. This system not only helps prevent harm to animals, but also prevents damage worth millions of dollars to railway infrastructure and operations. We would like to extend our sincere thanks to the Head of Innovation, Mr. Hagai Rosenfeld, and to Etar, Ruli, Avi, and Israel for their partnership, trust, and support throughout the entire process. The results of the pilot demonstrated that our platform can perform reliably in real-world conditions, where accuracy and response time directly affect train operations. The system’s ability to detect, classify, and respond to animal intrusions in real time helped prevent damage worth millions of shekels to railway infrastructure, while also protecting wildlife. The move from pilot to a formal supply framework with Israel Railways validates the platform’s readiness for large-scale infrastructure deployment.”

“This project demonstrates Zorronet’s ability to deliver in live operations, building on an established base of deployments and customer engagements,” said Michael Oster, CEO of BiomX. “The results achieved with Israel Railways, and the move toward broader implementation, reflect a platform with real-world relevance across infrastructure, security, and defense-related use cases.This agreement with Israel Railways is a strong validation of Zorronet’s deployed AI capabilities and its growing position as a trusted technology provider to Israel’s critical national infrastructure. Israel Railways is among the country’s most significant public operators, and formalizing this relationship into a structured framework agreement positions Zorronet for expanded deployment across the rail network. Combined with our recent acquisition of DFSL’s LADAR detection technology, BiomX is assembling a differentiated portfolio of complementary rail, defense and infrastructure protection capabilities.”

About Zorronet

Zorronet is a developer of AI-powered command-and-control software that uses artificial intelligence and machine learning to integrate video analytics, drones, sensors, and IoT devices into a unified operational intelligence environment. Its platform performs real-time autonomous threat detection, object recognition, perimeter intrusion identification, and automated event-triggered response. Zorronet’s customers include the Israel Defense Forces, Israel Railways, government agencies, Tier-1 OEMs including Elbit Systems, and international clients.

About BiomX Inc.

BiomX Inc. (NYSE American: PHGE) is building a diversified defense and security technology platform through the acquisition and integration of complementary Israeli defense and homeland security capabilities. The Company’s portfolio includes Zorronet’s AI-powered command-and-control platform, DFSL’s proprietary LADAR-based detection systems for counter-UAS and perimeter security, and agreement in concept for distribution rights for Solar Drone’s aerial firefighting systems. For more information, please visit www.biomx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the anticipated scope and benefits of the Agreement with Israel Railways, the potential for additional purchase orders, the expected maintenance and expansion of alert stations, the status and potential exercise of the Investment Option, the integration of Zorronet’s and DFSL’s technologies, and the Company’s broader strategic plans. These forward-looking statements are not guarantees of future performance and involve a number of known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied, including: the volume and timing of purchase orders from Israel Railways; the ability to maintain service levels under the Agreement; the risk that the Investment Option may be exercised, resulting in dilution of the Company’s ownership in Zorronet; risks related to the integration of recently acquired subsidiaries; the Company’s limited financial resources and ability to continue as a going concern; regulatory and export control risks; and the risks identified in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent filings with the SEC. The Company undertakes no obligation to update these statements except as required by law.

Contact

Yair Ohayon

yario@biomx.com